EXHIBIT 5

                         Sommer & Barnard
                      Attorneys at Law * PC
                       4000 Bank One Tower
                       111 Monument Circle
                   Indianapolis, Indiana  46204


                          July 21, 1997

Board of Directors
Control Devices, Inc.
228 Northeast Road
Standish, Maine  04084

Ladies and Gentlemen:

     You have requested our opinion in connection with the Form S-8 Registration Statement which is being filed with the Securities and Exchange Commission by Control Devices, Inc. ("CDI"), with respect to the common shares, no par value, of CDI (the "Shares") to be issued pursuant to the Control Devices, Inc. 1996 Stock Compensation Plan (the "Plan").

     We have examined such records and documents, and have made such investigations of law and fact as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that, when issued in accordance with the Plan and in compliance with the Securities Act of 1933, as amended, and applicable state Blue Sky laws, the Shares will have been duly authorized, validly issued, fully paid and not subject to further assessment.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Sincerely,


                                   /s/ Sommer & Barnard, PC

                                   SOMMER & BARNARD, PC

S&B/pas